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                                                             Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of UTI Energy Corp. on Form S-8 (File No. 333-13261) of our report dated March 25, 1997, on our audit of the statement of net assets acquired and the historical statement of gross drilling contract revenues, direct operating expenses and depreciation of the drilling operations of Quarles Drilling Corporation as of December 31, 1996, and for the year then ended, which report is included in this Form 8-K.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
April 10, 1997